Exhibit 8.1
LIST OF SUBSIDIARIES
•	Giant Glory Investments Limited, incorporated in the British Virgin Islands

•	Greatest Elite Limited, incorporated in the British Virgin Islands

•	Mindray (UK) Limited, incorporated in the United Kingdom

•	Mindray Research and Development Limited, incorporated in the British Virgin Islands

•	Mindray Global Limited, incorporated in the British Virgin Islands

•	Mindray Medical USA Corp., incorporated in the United States of America

•	Shenzhen Mindray Bio-Medical Electronics Co., Ltd., incorporated in the People’s Republic of China

•	Beijing Shen Mindray Medical Electronics Technology Research Institute Co., Ltd., incorporated in the People’s Republic of China

•	MR Holdings (HK) Limited, incorporated in Hong Kong

•	MR Investments (HK) Limited, incorporated in Hong Kong

•	Bright Ray Limited (BVI), incorporated in the British Virgin Islands

•	Nanjing Mindray Bio-Medical Electronics Co. Ltd, incorporated in the People’s Republic of China

•	Mindray Medical Mexico S de R. L. De C. V., incorporated in Mexico

•	Mindray — Distribution and Commercialization of Medical Equipment Brazil Ltda., incorporated in Brazil

•	Mindray Medical Rus Limited, incorporated in Russia

•	Mindray Medical India Private Limited, incorporated in India

•	Mindray Investments Singapore Pte. Ltd., incorporated in Singapore

•	Mindray Medical Canada Limited, incorporated in Canada

•	Mindray Medical Netherlands B.V., incorporated in the Netherlands